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                                                                    Exhibit 99.1

[LOGO OF THE IT GROUP]

NEWS RELEASE

Release Date:      FOR IMMEDIATE RELEASE

Investor Contact:  Richard R. Conte (412) 372-7701
Media Contacts:    William L. Mulvey (412) 372-7701
                   Michael Freitag or Kimberly Kriger, Kekst and Company, 212-
                   521-4800

THE IT GROUP SIGNS LETTER OF INTENT TO SELL COMPANY TO THE SHAW GROUP

The IT Group and Certain of Its Subsidiaries File Voluntary Chapter 11 Petitions To Facilitate Proposed Sale and Preserve Value

Shaw Agrees In Principle To Provide Up To $75 Million Credit Facility

Pittsburgh, Pennsylvania -- January 16, 2002 -- The IT Group, Inc. ("the Company") announced today that it has signed a letter of intent with The Shaw Group Inc. (NYSE: SGR) ("Shaw") regarding a proposed transaction in which Shaw would acquire substantially all of The IT Group's assets in exchange for approximately $105 million and the assumption of certain liabilities. The Company estimates the transaction to have a value of approximately $160 million to $200 million.

In addition, The IT Group announced that the Company and certain of its subsidiaries have filed voluntary petitions for relief under chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court in Wilmington, Delaware. In connection with these filings and the proposed transaction with Shaw, Shaw has agreed in principle to provide The IT Group with a debtor-in-possession (DIP) credit facility of up to $75 million, $25 million of which will be available to The IT Group upon initial bankruptcy court approval. The remaining $50 million will be available to the Company at Shaw's discretion upon final bankruptcy court approval.

The chapter 11 filings and the agreement in principle to provide DIP financing from Shaw will allow The IT Group to provide for an orderly sale of the Company, which will be subject to higher or otherwise better bids in the bankruptcy court process, while enabling the Company to take steps to address its liquidity issues and stabilize operations. The Company's joint ventures and its Canadian subsidiary, Roche Limited Consulting Group, are not included in the chapter 11
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reorganization cases, but are included in the proposed asset sale to Shaw and are continuing normal business operations.

Dr. Francis J. Harvey, acting president and chief executive officer of The IT Group, said, "We are very pleased to have reached this agreement with The Shaw Group, particularly since it will provide an excellent opportunity for many of our employees to be part of a stronger, world-class company with a large engineering, consulting and construction group. Likewise, we expect that this transaction will ensure a continuation of outstanding service and support to our customers."

"As a result of our comprehensive business review, which we commenced upon my appointment as acting president and CEO two months ago, we concluded that the sale of the Company was in the best interest of The IT Group and our stakeholders," Dr. Harvey continued. "We believe The Shaw Group meets the criteria we established for selecting the most appropriate buyer: expertise and experience in the environmental, infrastructure and engineering industries; a reputation for outstanding customer service; a culture that values people and the development of their employees; and the resources to profitably grow The IT Group's businesses."

Dr. Harvey said, "We appreciate the continuing support of our customers, subcontractors and vendors, as well as the dedication of our employees. Today's court filings present new challenges for the Company and its stakeholders. However, we firmly believe that a court-supervised reorganization process represents the best means of resolving the Company's severe liquidity issues and stabilizing operations while we move aggressively to finalize the sale of the Company."

The proposed transactions with Shaw are subject to, among other things, execution of definitive documentation, higher or otherwise better offers, court approval and receipt of other regulatory required approvals. It is currently contemplated that the transaction with Shaw will be completed before the end of the first quarter.

The Shaw Group Inc. is the world's only vertically integrated provider of complete piping systems and comprehensive engineering, procurement and construction services to the power generation industry. Shaw is the largest supplier of fabricated piping systems in the United States and a leading supplier worldwide, having installed piping systems in power plants with an aggregate generation capacity in excess of 200,000 megawatts. While the majority of Shaw's backlog is attributable to the power generation industry, the company also does work in the process industries, including petrochemical, chemical and refining, and the environmental and infrastructure sector. The company currently has offices and operations in North America, South America, Europe, the Middle East and Asia-Pacific; and has more than 13,000 employees. For additional information on The Shaw Group, please visit the company's web site at www.shawgrp.com.
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The IT Group addresses the infrastructure and environmental needs of both private and public sector clients as a leading provider of diversified services, including environmental, engineering, facilities management, water, construction, emergency response, remediation, liability transfer and information management. Additional information about The IT Group can be found on the Internet at http://www.theitgroup.com The IT Group's common stock and
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depositary shares have been suspended from trading by the New York Stock
Exchange. Information about the status of the common stock will be posted on the Company's web site as events warrant.
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In addition to historical facts or statements of current condition, this press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You may identify forward-looking statements by the use of words in the statements such as "anticipate," "believe," "expect," "should," "confidence" and other words and terms of similar meaning. Actual events will be dependent upon factors and risks including, but not limited to the outcome of the Company's Chapter 11 process as well as the Company's ability to successfully: consummate the transactions described above; continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, vendors and suppliers, employees and customers given the company's financial condition; sell all or parts of the company, whether to Shaw or otherwise; continue to do business with qualified subcontractors; continue to obtain bonding capacity; participate in bidding opportunities and have success therein; general economic conditions; and the company's ability to manage other uncertainties and risk factors, such as those described from time to time in the company's filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K.